EXHIBIT 99.1

Contact:	James P. Zeumer Senior Vice President, Public Affairs, Communications and Investor Relations 480-627-2785
FOR IMMEDIATE RELEASE
ALLIED WASTE REPORTS THIRD QUARTER 2007 RESULTS
•	Strong Pricing Drives Q3 Revenues to $1.6 Billion

•	Gross Margins* Expand 170 Basis Points to 38.0%

•	Free Cash Flow* Increases to $169 Million

•	Q3 EPS of $0.15, Includes Loss on Divestiture, Impairment and Debt Redemption Costs of $0.09 Per Share

•	Full Year Outlook for Free Cash Flow Now Expected to Exceed $400 Million
Phoenix, AZ – October 31, 2007 – Allied Waste Industries, Inc. (NYSE: AW), the nation’s second largest waste services company, today reported financial results for its third quarter and nine-months ended September 30, 2007. Total revenue for the third quarter was $1.56 billion, an increase of $31.2 million, or 2.0%, over $1.53 billion for the third quarter 2006. The increase in revenue resulted from a 5.6% increase in same store average unit prices, driven by the Company’s programs to improve returns on invested capital. High prices for the period were partially offset by a 3.7% decrease in same-store volumes related primarily to a slowdown in the Company’s economy-sensitive lines of business including roll-off, construction and special waste.
For the quarter, income from continuing operations was $66.9 million, or $0.15 per share, inclusive of a loss on divestitures and asset impairments of $39.0 million, or $0.07 per share. Reported third quarter results also include expenses of $13.3 million, or $0.02 per share, associated with debt redemption costs. Prior year third quarter income from continuing operations was $70.6 million, or $0.17 per share, which included a loss on divestitures and asset impairment of $14.5 million, or $0.02 per share.
“The underlying operational strength of our business is evident in Allied Waste’s third quarter, as our strategic pricing programs and increased efficiencies continue to drive strong operating performance,” said John Zillmer, Chairman and Chief Executive Officer. “By remaining consistent in our business practices, we have been able to significantly increase free cash flow generation and overall financial returns even though the industry continues to face challenging economic conditions.”
Gross profit* for the quarter was $589.6 million, up $36.6 million, or 6.6%, over the comparable period last year. Gross profit as a percentage of revenue increased 170 basis points to 38.0%, reflecting the positive impact of higher prices and effective cost management that helped to reduce operating expenses by 0.6% to $966.7 million.
Operating income for the third quarter increased 1.3% to $251.4 million including the loss on divestitures and impairment charges of $39.0 million. Prior year operating income for the period was $248.1 million, including a loss on divestitures of $14.5 million. Operating income as a percent of revenue was 16.2%, down 10 basis points over the same period last year. Excluding loss on divestitures and impairment charges, operating margins for the quarter would have increased 140 basis points to 18.7%. Higher revenues and better profitability for the third quarter were offset by the loss on divestitures and impairment charges of $39.0 million, comprised of $14.5 million, or $0.03 per share, associated with the loss on sale of a landfill in the

Southeastern region and a $24.5 million, or $0.04 per share, asset-impairment charge associated with long-term closure and post-closure costs for a landfill in the Midwestern region.
Cash flow from operations in the third quarter 2007 was $292.4 million, compared with $270.6 million in the comparable quarter last year. Free cash flow* for the quarter was $169.0 million, compared with prior year free cash flow of $138.4 million. Free cash flow for the quarter benefited from higher operating income, partially offset by changes in working capital. Based on reported third-quarter and nine-month results, the Company now expects free cash flow generation will likely exceed $400 million for the full year 2007, which would represent an increase of approximately 50 percent over free cash flow generated in 2006.
For the nine-month period ended September 30, 2007, Allied Waste’s revenues were $4.55 billion, as strong pricing drove an increase of $105.4 million over revenue for the prior year period. Operating income for the period increased 8.1% to $761.1 million, as margins expanded 90 basis points to 16.7%. Income from continuing operations for the period increased 30.2% to $192.2 million for the first nine months of 2007, compared with $147.6 million for the comparable period of 2006. Income from continuing operations for the first nine months of 2007 increased to $0.44 per share, compared with $0.32 per share in the prior year. Nine-month earnings for 2007 are inclusive of debt redemption and refinancing costs, as well as a loss on divestitures and impairment costs of $0.10 and $0.07 per share, respectively. Nine-month earnings for 2006 are inclusive of debt refinancing costs, as well as a loss on divestitures and asset impairments of $0.07 and $0.02 per share, respectively.
Third Quarter Events
During the third quarter 2007, Allied Waste redeemed all of the outstanding $250 million in aggregate principal amount of 9.25% Senior Notes due 2012 of Allied Waste North America Inc., its wholly-owned subsidiary, with available cash and borrowings under its revolver. The Company expects the redemption of these senior notes will generate annual interest savings, net of interest incurred on borrowings from the revolver, of more than $5 million. Reported third quarter interest expense includes $13.3 million related to costs associated with the redemption of debt.
During the third quarter 2007, Allied Waste completed the evaluation of the long-term closure and post-closure obligation at one of its landfills in the Midwestern region that, until recently, was managed by a third-party according to a partnership agreement. The evaluation indicated an increase in the asset retirement obligation and a resulting impairment of the landfill asset totaling $24.5 million (pre-tax) which is included in loss from divestitures and asset impairments.
Also during the quarter, the Company completed its previously announced transaction with Veolia ES Solid Waste, Inc. in which it sold to Veolia certain operations in the Company’s Midwestern and Southeastern regions for net proceeds of $89.9 million. These operations, which included 6 hauling companies, 2 transfer stations and 5 landfills, were classified as Discontinued Operations and the Company recorded a non-cash charge in the third quarter of $44.0 million, primarily related to goodwill.
Allied Waste has filed supplemental data on Form 8-K that is accessible on the Company’s website or through the SEC EDGAR System.
Allied Waste will host a conference call related to the third quarter results on Wednesday, October 31, 2007, at 5:00 p.m. ET. The call will be broadcast live over the Internet on the Company’s website: www.alliedwaste.com. A replay of the call will be available on the site after the call.
About Allied Waste Industries, Inc.
Allied Waste is America’s second largest non-hazardous solid waste services company and an environmental leader. Headquartered in Phoenix, AZ, Allied Waste provides waste collection, transfer, recycling and disposal services to millions of residential, commercial and industrial customers in over 100 major markets spanning 37 states and Puerto Rico. Our team of 24,000 dedicated employees operates within a highly efficient, integrated organization that generated approximately $6 billion of revenue in 2006.

Websites: alliedwaste.com and disposal.com
*Information Regarding Use of Non-GAAP Financial Measures
In addition to disclosing financial results in accordance with generally accepted accounting principles (GAAP), the Company also discloses gross profit before depreciation and amortization (revenue less cost of operations) which is used in computing gross margin, operating income before depreciation and amortization, divestitures and impairments, diluted income per share from continuing operations exclusive of debt refinancing costs and free cash flow, which are non-GAAP measures.
We believe that our presentation of gross profit before depreciation and amortization is useful to investors because it is an indicator of the strength and performance of our ongoing business operations, including the ability to grow revenue and manage the associated direct costs. While selling, general and administrative costs, depreciation and amortization and gain or loss from divestitures and asset impairments are considered components of operating income under GAAP, management uses gross profit before depreciation and amortization to evaluate business growth and the efficiency of our operations. Following is a reconciliation of gross profit before depreciation and amortization to operating income (in millions):

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2007	2006	2007	2006
Gross profit before depreciation and amortization	$589.6	$553.0	$1,694.9	$1,582.4
Less: Selling, general and administrative expenses	(156.5)	(151.6)	(480.7)	(441.1)
Less: Depreciation and amortization	(142.7)	(138.8)	(412.6)	(422.7)
Less: Loss from divestitures and asset impairments	(39.0)	(14.5)	(40.5)	(14.5)

Operating income	$251.4	$248.1	$761.1	$704.1

We believe that our presentation of operating income before depreciation and amortization, divestitures and impairments is useful to investors because it is an indicator of the strength and performance of our ongoing business operations, including our ability to fund capital expenditures and our ability to incur and service debt. While depreciation and amortization are considered operating costs under GAAP, these expenses are non-cash and primarily represent the allocation of costs associated with long-lived assets acquired or constructed in prior years. Management uses operating income before depreciation and amortization to evaluate the operations of our geographic operating regions. Following is a reconciliation of operating income before depreciation and amortization, divestitures and impairments to operating income (in millions):

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2007	2006	2007	2006
Operating income before depreciation and amortization, divestitures and impairments	$433.1	$401.4	$1,214.2	$1,141.3
Less: Loss from divestitures and asset impairments	(39.0)	(14.5)	(40.5)	(14.5)

Operating income before depreciation and amortization	394.1	386.9	1,173.7	1,126.8
Less: Depreciation and amortization	(142.7)	(138.8)	(412.6)	(422.7)

Operating income	$251.4	$248.1	$761.1	$704.1

We believe our presentation of adjusted diluted income per share from continuing operations provides an understanding of operational activities before the financial impact of certain unusual, non-recurring or otherwise non-operational items, including refinancing decisions made for the long-term benefit of the company. Management uses this measure, and believes investors find it helpful, in understanding the ongoing performance of operations separate from items that have a disproportionate impact on the results for a particular period. Comparable costs have been incurred in prior periods, and similar types of adjustments can reasonably be expected to be recorded in future periods:

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2007	2006	2007	2006
Diluted income per share from continuing operations	$0.15	$0.17	$0.44	$0.32
Add: Loss from divestitures and asset impairments	0.07	0.02	0.07	0.02
Add: Debt refinancing costs per share	0.02	—	0.10	0.07

Diluted income per share from continuing operations exclusive of debt refinancing costs	$0.24	$0.19	$0.61	$0.41

Free cash flow is defined as cash flow from operations, including the impact of the change in disbursements account, which is reflected in financing activities, less capital expenditures, plus proceeds from fixed asset sales and transaction related refinancing charges. Management believes the presentation of free cash flow is useful to investors because it allows them to better assess and understand the Company’s ability to meet debt service requirements and the amount of recurring cash generated from operations after expenditures for fixed assets. Free cash flow does not represent the Company’s residual cash flow available for discretionary expenditures since we have mandatory debt service requirements and other required expenditures that are not deducted from free cash flow. Free cash flow does not capture debt repayment and/or the receipt of proceeds from the issuance of debt. We use free cash flow as a measure of recurring operating cash flow. The most directly comparable GAAP measure to free cash flow is cash provided by operating activities from continuing operations.
Following is a reconciliation of free cash flow to cash provided by operating activities from continuing operations (in millions):

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2007	2006	2007	2006
Free cash flow	$169.0	$138.4	$317.4	$108.4
Add: Capital expenditures	130.9	136.2	496.1	504.6
Less: Change in disbursement account	8.0	0.5	8.7	63.8
Less: Premium on debt repurchases	(11.6)	—	(57.0)	(37.2)
Less: Proceeds from sale of fixed assets	(3.9)	(4.5)	(12.0)	(11.0)

Cash provided by operating activities from continuing operations	$292.4	$270.6	$753.2	$628.6

Allied Waste does not intend for these non-GAAP financial measures to be considered in isolation or as a substitute for GAAP measures. Other companies may define these measures differently.
Safe Harbor for Forward-Looking Statements
This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “will” and “expects” are used in this press release to identify the forward-looking statements. These forward-looking statements, although based on assumptions that we consider reasonable, are subject to risks and uncertainties which could cause actual results, events or conditions to differ materially from those expressed or implied by the forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give no assurance that the expectations will prove to be correct.
The forward-looking statements in this press release relate to our anticipated free cash flow for 2007 and our expectation regarding interest expense savings generated by our recent redemption of senior notes. Among the factors that could cause actual results to differ materially from the expectations expressed in the forward-looking statements are: (1) the general political and economic conditions in the United States, negative changes in which could (a) make it more difficult for us to predict economic trends, (b) cause a decline in the demand for our services (particularly in the commercial and industrial sectors), (c) cause a decline in the price of commodities sold by us or (d) increase competitive pressure on pricing; (2) the overall competitive nature of the waste management industry, which could cause pressure on pricing and the loss of business; (3) our ability or inability to successfully identify and integrate acquired businesses and any liabilities associated with acquired businesses, which could impact our costs; (4) our ability or inability to implement market development initiatives, pass on increased costs to customers, execute operational improvement plans and divest under-performing assets, and to realize the anticipated benefits of these initiatives; (5) our ability or inability to generate revenue growth and offset the impact of inflation and business growth on our costs through price increases, including the potential impact of price increases on volumes; (6) changes in capital availability or costs, which, among other things, could affect our financial results due to our variable interest rate debt; (7) severe weather conditions, which could impair our financial results by causing increased costs, reduced operational efficiency or disruptions to our operations; (8) our ability to operate our business as we desire, which may be limited by restrictive covenants in our debt agreements, our ability to obtain required permits on a timely basis (or at all), regulatory requirements and other factors; (9) compliance with existing and future legal and regulatory requirements, including limitations or bans on disposal of certain types of wastes or on the transportation of waste, which could limit our ability to conduct or grow our business, increase our costs to operate or require additional capital expenditures; (10) changes in site remediation requirements or our estimates of the costs to comply with existing requirements, which could increase our costs, including costs for final capping, closure, post-closure and other remediation obligations; (11) the outcome of existing and any future legal proceedings, including any litigation, audit or investigation brought by or before any governmental body, which could result in increased costs or restrictions on our ability to operate; (12) environmental liabilities in excess of our insurance, if any; (13) increases in the costs in commodity, insurance, oil and fuel prices that make it more expensive to operate our business, including our ability or inability to reduce the impact of any such cost increases through cost reduction initiatives and other methods; (14) workforce factors, including potential increases in our costs if we are required to provide additional funding to any multi-employer pension plan to which we contribute and the negative impact on our operations of union organizing campaigns, work stoppages or labor shortages; (15) the negative effect that trends toward requiring recycling, waste reduction at the source and prohibiting the disposal of certain types of wastes could have on volumes of waste going to landfills and waste-to-energy facilities; (16) changes by the Financial Accounting Standards Board or other accounting regulatory bodies to generally accepted accounting principles or policies; (17) acts of war, riots or terrorism, including the events taking place in the Middle East, the current military action in Iraq and the continuing war on terrorism, as well as actions taken or to be taken by the United States or other governments as a result of further acts or threats of terrorism, and the impact of these acts on economic, financial and social conditions in the United States; and (18) the timing and occurrence (or non-occurrence) of transactions and events which may be subject to circumstances beyond our control.
Other factors which could materially affect our forward-looking statements can be found in the Company’s periodic reports filed with the Securities and Exchange Commission, including risk factors detailed in Item 1A, “Risk Factors” in our Form 10-K for the year ended December 31, 2006. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating our forward-looking statements and are cautioned not to place undue reliance on forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update these forward-looking statements to reflect subsequent events or circumstances.

ALLIED WASTE INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in millions, except per share data and percentages)
(unaudited)

	For the Three		For the Three
	Months Ended	% of	Months Ended	% of
	September 30, 2007	Revenues	September 30, 2006	Revenues
Revenue	$1,556.3	100.0%	$1,525.1	100.0%
Cost of operations	966.7	62.0%	972.1	63.7%
Selling, general and administrative expenses	156.5	10.1%	151.6	9.9%
Depreciation and amortization	142.7	9.2%	138.8	9.1%
Loss from divestitures and asset impairments(A)	39.0	2.5%	14.5	1.0%

Operating income	251.4	16.2%	248.1	16.3%
Interest expense and other (B)	130.3	8.4%	130.4	8.6%

Income before income taxes	121.1	7.8%	117.7	7.7%
Income tax expense	53.8	3.5%	46.9	3.1%
Minority interests	0.4	0.0%	0.2	0.0%

Income from continuing operations	66.9	4.3%	70.6	4.6%
Discontinued operations, net of tax (C)	(39.7)	(2.6)%	1.7	0.1%

Net income	27.2	1.7%	72.3	4.7%
Dividends on Series D Preferred Stock	(9.4)	(0.6)%	(9.4)	(0.6)%

Net income available to common shareholders	$17.8	1.1%	$62.9	4.1%

Weighted average common and common equivalent shares	382.4		440.2

Diluted income per share from continuing operations	$0.15		$0.17

Diluted income per share	$0.05		$0.17

(A)	Loss from divestitures and asset impairments for 2007 includes $14.5 million (or $0.03 per share) of loss on divestiture primarily related to a landfill sale in the Southeastern region and $24.5 million (or $0.04 per share) of asset impairment charge associated with a landfill in the Midwestern region resulting from changes in anticipated long-term closure and post-closure costs. Loss from divestitures and asset impairments for 2006 includes $14.5 million (or $0.02 per share) of loss associated with asset sales in the Northeastern and Midwestern regions and asset impairment related to our decision to discontinue development at a landfill.

(B)	Interest expense and other for 2007 includes $13.3 million (or $0.02 per share) related to the write-off of deferred financing costs and premiums paid in conjunction with the early repayment of debt.

(C)	Discontinued operations includes the sale of certain operations in the Midwestern and Southeastern regions. The prior period results of operations have been reclassified to include these operations as discontinued operations. Included in the 2007 discontinued operations are $0.1 million of net income and a $39.8 million loss, net of tax, from the sale of those operations.

ALLIED WASTE INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in millions, except per share data and percentages)
(unaudited)

	For the Nine		For the Nine
	Months Ended	% of	Months Ended	% of
	September 30, 2007	Revenues	September 30, 2006	Revenues
Revenue	$4,548.4	100.0%	$4,443.0	100.0%
Cost of operations	2,853.5	62.7%	2,860.6	64.4%
Selling, general and administrative expenses	480.7	10.6%	441.1	10.0%
Depreciation and amortization	412.6	9.1%	422.7	9.5%
Loss from divestitures and asset impairments(A)	40.5	0.9%	14.5	0.3%

Operating income	761.1	16.7%	704.1	15.8%
Interest expense and other (B)	424.4	9.3%	434.4	9.7%

Income before income taxes	336.7	7.4%	269.7	6.1%
Income tax expense (C)	144.1	3.2%	122.1	2.8%
Minority interests	0.4	0.0%	—	—%

Income from continuing operations	192.2	4.2%	147.6	3.3%
Discontinued operations, net of tax (D)	(33.9)	(0.7)%	3.5	0.1%

Net income	158.3	3.5%	151.1	3.4%
Dividends on Series C Preferred Stock	—	—%	(5.4)	(0.1)%
Dividends on Series D Preferred Stock	(28.1)	(0.6)%	(28.1)	(0.7)%

Net income available to common shareholders	$130.2	2.9%	$117.6	2.6%

Weighted average common and common equivalent shares	381.9		356.2

Diluted income per share from continuing operations	$0.44		$0.32

Diluted income per share	$0.35		$0.33

(A)	Loss from divestitures and asset impairments for 2007 includes $16.0 million (or $0.03 per share) of loss on divestiture primarily related to a landfill sale in the Southeastern region and $24.5 million (or $0.04 per share) of asset impairment charge associated with a landfill in the Midwestern region resulting from changes in anticipated long-term closure and post-closure costs. Loss from divestitures and asset impairments for 2006 includes $14.5 million (or $0.02 per share) of loss associated with asset sales in the Northeastern and Midwestern regions and asset impairment related to our decision to discontinue development at a landfill.

(B)	Interest expense and other for 2007 and 2006 includes $59.2 million (or $0.10 per share) and $40.6 million (or $0.07 per share), respectively, related to the write-off of deferred financing costs and premiums paid in conjunction with the early repayment of debt.

(C)	Income tax expense for 2007 includes $9.7 million (or $0.03 per share) related to a favorable resolution of an uncertain tax matter.

(D)	Discontinued operations includes the sale of certain operations in the Midwestern and Southeastern regions. The prior period results of operations have been reclassified to include these operations as discontinued operations. Included in the 2007 discontinued operations are $2.1 million of net income and a $36.0 million loss, net of tax, from the sale of those operations.